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                                   EXHIBIT 11

                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK


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(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA )   THREE MONTHS ENDED    NINE MONTHS ENDED
                                                       SEPTEMBER 30, 2001    SEPTEMBER 30, 2001
                                                       ------------------    ------------------

Average shares outstanding - Basic                           35.3                   35.3

Effect of dilutive securities:
    Stock options                                             0.2                    0.1
                                                       ------------------    ------------------
Average shares outstanding - Assuming dilution               35.5                   35.4
                                                       ==================    ==================

Net income                                                  $19.5                  $47.4

Earnings per share
    Basic                                                   $0.55                  $1.34
    Dilutive                                                $0.55                  $1.34


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